EXHIBIT 10.15

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (this "Agreement") is made as of the 20th day of February, 2004 by and among Mobilepro Corp., a Delaware corporation (the "Company"), and Kurt B. Gordon, a natural person, residing in Virginia ("Mr. Gordon").

      WHEREAS, the Company wishes to employ Mr. Gordon as its Chief Financial Officer and Mr. Gordon wishes to accept such employment;

      WHEREAS, the Company and Mr. Gordon wish to set forth the terms of Mr. Gordon's employment and certain additional agreements between Mr. Gordon and the Company.

      NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

      1. EMPLOYMENT PERIOD

            The Company will employ Mr. Gordon, and Mr. Gordon will serve the Company, under the terms of this Agreement commencing March 1, 2004 (the "Commencement Date") for a term of twenty-four (24) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Gordon's employment hereunder shall be referred to herein as the "Employment Period."

      2. DUTIES AND STATUS

            The Company hereby engages Mr. Gordon as its Chief Financial Officer on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Gordon shall report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Gordon's position, commensurate with the authority vested in Mr. Gordon pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) being responsible for all the financial, accounting and related aspects of the Company, including the preparation and filing of the Company's SEC filings; (ii) managing the Company's outside auditors and the audit process of the Company and companies which the Company or its affiliates acquires; (iii) assisting the CEO in seeking and closing acquisitions for the Company to grow the Company's revenues and earnings per share; (iv) working with the CEO to build the Company's presence on "Wall Street" and otherwise identifying and closing sources of capital to help build the Company's business; (v) identifying and recruiting additional personnel to build the Company; and (vi) handling such other leadership, administrative and managerial roles as is customary and appropriate for a company's Chief Financial Officer.


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      3. COMPENSATION AND BENEFITS

            (a) Salary. During the Employment Period, the Company shall pay to Mr. Gordon, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Thirteen Thousand Dollars ($13,000) per month, payable semi-monthly. The base salary will be increased to Fifteen Thousand Dollars ($15,000) per month in the month following the Company achieving an annualized gross revenue run rate of $6 million.

            (b) Bonus. During the Employment Period, Mr. Gordon shall be entitled to a bonus equal to one percent (1%) of the revenues for the most recent twelve (12) month period of each acquisition made by the Company during the Employment. Bonuses shall be paid in cash on all acquisitions closed after February 20, 2004. An acquisition shall be deemed "made" if a definitive agreement is executed during the Employment Period and the transaction closes within six (6) months after the definitive agreement is executed.

            (c) Equity. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Gordon a warrant to acquire six million five hundred thousand (6,500,000) shares of the Company's common stock at an exercise price or $0.018 per share (the "Warrant Shares") to vest as follows. (i) five hundred thousand (500,000) Warrant Shares on March 1, 2004;
                  (2) three million seven hundred fifty thousand (3,750,000) Warrant Shares ratably over the remaining twenty-four (24) months of the Agreement, or immediately if Mr. Gordon's employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company; and (iii) two million two hundred and fifty thousand (2,250,000) Warrant Shares vest immediately upon the Company achieving a $25 million market cap for ten (10) consecutive trading days and a price per share of not less than $0.07. The Warrant Shares granted hereunder must be exercised by the tenth anniversary of the date of vesting or shall be forfeited by Mr. Gordon. All Warrant Shares granted hereunder shall have a "cashless" exercise provision which enables Mr. Gordon to give up a portion of his Warrant Shares in order to exercise others without paying cash for them. Further, the number, kind and strike price of the stock Warrant Shares granted hereunder shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Mr. Gordon's proportionate interest in the Company shall be maintained as before the occurrence of such event. Mr. Gordon shall also receive payment of any cash dividend or stock dividend declared and paid by the Company as if Mr. Gordon had already exercised all of his Warrant Shares, including unvested Warrant Shares.



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            (d)   Other Benefits. During the Employment Period, Mr. Gordon shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Mr. Gordon shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, ten (10) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company's vacation pay policy for senior executives.

            (e) Business Expenses. During the Employment Period, the Company shall promptly reimburse Mr. Gordon for all appropriately documented, reasonable business expenses incurred by Mr. Gordon in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses.

            (f) Office. During the Employment Period, the Company shall provide an office at a place mutually agreeable to Mr. Gordon and the Company and, to the extent that the Company's budget allows, secretarial assistance to Mr. Gordon suitable to Mr. Gordon's position as the Company's Chief Financial Officer. Mr. Gordon agrees that the Company's existing offices at 6701 Democracy Boulevard, Bethesda, Maryland 20817 are sufficient to satisfy this convenant.

      4. TERMINATION OF EMPLOYMENT

            (a) Termination for Cause. The Company may terminate Mr. Gordon's employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Gordon's opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Gordon's employment hereunder if such termination shall be the result of:



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                  (i) a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Gordon and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

                  (ii) the commission by Mr. Gordon of any act of embezzlement, fraud, larceny or theft on or from the Company;

                  (iii) substantial and continuing neglect or inattention by Mr. Gordon of the duties of his employment or the willful misconduct or gross negligence of Mr. Gordon in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

                  (iv) the commission by Mr. Gordon of any crime involving moral turpitude or a felony; and

                  (v) Mr. Gordon's performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

            (b) Termination for Good Reason. Mr. Gordon shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Mr. Gordon shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

                  (i) The breach by the Company of any material provision of this Agreement; or

                  (ii) A requirement by the Company that Mr. Gordon perform any act or refrain from performing any act that would be in violation of any applicable law.

            (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Mr. Gordon's employment for Cause and Mr. Gordon's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.



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            (d)   Voluntary Termination. At the election of Mr. Gordon, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

            (e) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Gordon. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Gordon shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six
                  (6) or more consecutive months from the first date of Mr. Gordon's absence due to the disability or (ii) nine (9) months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Gordon, the Company shall give thirty (30) days' advance written notice to that effect to Mr. Gordon.

            (f) Termination Without Cause. At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

            (g) Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company's business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will not be entitled to severance pay.



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      5.    CONSEQUENCES OF TERMINATION

            (a) Without Cause or for Good Reason. In the event of a termination of Mr. Gordon's employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Mr. Gordon for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or
                  (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock"); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a -------- ------- Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a "Person" means any individual, entity or group within the meaning of
                  Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Mr. Gordon (or his estate) and provide him with the following:

                  (i)   Lump-Sum Payment. A lump-sum cash payment, payable ten
                        (10) days after Mr. Gordon's termination of employment, equal to the sum of the following:

                        (A) Salary. The equivalent of six months (the "Severance Period") of Mr. Gordon's then-current base salary; plus

                        (B) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Gordon's final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Gordon's termination of employment.


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                        (C)   Equity. All Warrant Shares vested at time of
                              termination shall be retained by Mr. Gordon. All unvested Warrant Shares shall immediately vest and be retained by Mr. Gordon. Mr. Gordon shall have the benefit of the full ten year option period to exercise such Warrant Shares.


                  (ii) Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Gordon was entitled to participate immediately prior to such termination, provided that Mr. Gordon's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Gordon's participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Mr. Gordon with benefits substantially similar (including all tax effects) to those which Mr. Gordon would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Gordon is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

            (b) Other Termination of Employment. In the event that Mr. Gordon's employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Gordon other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Mr. Gordon any earned but unpaid salary, bonus, and Warrant Shares through Mr. Gordon's final date of employment with the Company, and the Company shall have no further obligations to Mr. Gordon.

            (c) Withholding of Taxes. All payments required to be made by the Company to Mr. Gordon under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

            (d) No Other Obligations. The benefits payable to Mr. Gordon under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Gordon will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Gordon upon his termination of employment.



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            (e)   No Mitigation or Offset. Mr. Gordon shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

      6. GOVERNING LAW

      This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

      7. INDEMNITY AND INSURANCE

      The Company shall indemnify and save harmless Mr. Gordon for any liability incurred by reason of any act or omission performed by Mr. Gordon while acting in good faith on behalf of the Company and within the scope of the authority of Mr. Gordon pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Gordon must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

      The Company shall provide that Mr. Gordon is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

      8. NON-DISPARAGEMENT

      At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Mr. Gordon's employment was terminated), Mr. Gordon shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).



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      9. COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT

      Following termination of Mr. Gordon's employment for any reason, Mr. Gordon shall fully cooperate with the Company in all matters relating to the winding up of Mr. Gordon's pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Gordon, the Company shall be entitled to such full time or part time services of Mr. Gordon as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Gordon shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

      10. LOCK-UP PERIOD AND VOLUME LIMITATION.

      Mr. Gordon agrees that he will not sell or otherwise transfer or dispose of any shares of the Company's common stock that he owns or is entitled to receive following the exercise of any Warrant Shares or convertible securities that he may receive following the Commencement Date until September 1, 2004. Mr. Gordon also agrees that he will not sell or otherwise transfer or dispose of more than one million (1,000,000) shares of the Company's common stock during any calendar quarter thereafter during the Employment Period.

      11. NOTICE

      All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

      If to Mr. Gordon:

            Kurt B. Gordon

            Phone:
            Email:

      If to the Company:

            Mobilepro Corp.
            Attn:  CEO
            6701 Democracy Blvd.
            Suite 300
            Rockville, Maryland 20817
            Phone:  301.315.9040



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      12. WAIVER OF BREACH

      Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Gordon or of the Company.

      13. NON-ASSIGNMENT / SUCCESSORS

      Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Gordon to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

      14. SEVERABILITY

      To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

      15. COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      16. ARBITRATION

      Mr. Gordon and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association ("AAA") in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.



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      17. ENTIRE AGREEMENT

      This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Gordon with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Gordon and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Mr. Gordon and the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of February 20, 2004.


   KURT B. GORDON                   MOBILEPRO CORP.

   /s/ Kurt B. Gordon               By:/s/ Jay O. Wright
   ----------------------           ------------------------------------------
                                    Its: President and Chief Executive Officer






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